Fresh Del Monte Produce Inc.

FOR IMMEDIATE RELEASE

Fresh Del Monte Produce Inc. Announces Fourth Quarter and Full Year 2020 Financial Results

-Completes 40% of $100 million asset sale optimization program-

-Company continues making progress on its transformation initiatives-

-Company reduces long-term debt by $45 million as compared to the end of 2019-

CORAL GABLES, FL. - February 24, 2021 - Fresh Del Monte Produce Inc. (NYSE: FDP) ("Fresh Del Monte Produce" or the "Company") today reported financial results for the fourth quarter and fiscal year 2020. For the full year 2020, the Company reported earnings per diluted share of $1.03, compared with earnings per diluted share of $1.37 for the full year 2019. Adjusted earnings per diluted share were $1.15 for the full year 2020, compared with adjusted earnings per diluted share of $1.12 for the full year 2019. The Company reported earnings per diluted share of $0.02 in the fourth quarter of 2020, compared with a loss per diluted share of $0.54 in the fourth quarter of 2019. Adjusted loss per diluted share was $0.08 in the fourth quarter of 2020, compared with adjusted loss per diluted share of $0.45 in the fourth quarter of 2019.
The Company's Board of Directors declared a cash dividend of ten cents $(0.10) per share, payable on April 2, 2021 to shareholders of record on March 10, 2021.
“In 2020, we benefited from actions taken as part of our $100 million asset sale optimization program, as well as making progress on our five-year strategic initiatives to become a value-added and more diversified Company,” said Mohammad Abu-Ghazaleh, Chairman and Chief Executive Officer. “The emphasis on selling non-strategic, underutilized assets, and strengthening our core businesses led to improved cash flow and reduced debt. These efforts along with our versatile, vertically-integrated platform helped us mitigate the effects of disruptions, including weather and the COVID-19 pandemic. We are also proud of the progress we made in the following areas in the midst of a global pandemic, we placed in service four of our six new container vessels that we expect will increase our efficiency and reduce our carbon footprint; we opened a new state-of-the-art Mann Packing facility in California, merging four facilities into one; and opened a new state-of-the-art distribution and fresh-cut facility in Yokohama, Japan. Also, we benefited from our new avocado packing facility that opened in December 2019."
"We are optimistic that with an improved balance sheet, and our strategic focus on value-added products to respond to the shift in delivery channels driven by the trend towards a "stay-at-home economy" we will continue to see gains in our performance during 2021. Our goal, as always, is to deliver shareholder value over the long-term,” Abu-Ghazaleh added.
Net sales for the full year 2020 were $4,202.3 million, compared with $4,489.0 million in 2019. The decrease in net sales for 2020 were the result of lower net sales in all of the Company's business segments. The COVID-19 pandemic impacted net sales during the full year 2020 by an estimated $303.6 million in the Company's fresh and value-added and banana business segments, as compared with the Company's full year 2019 performance. Partially offsetting the decrease in overall net sales was the Company's fiscal year cycle which consisted of a 53-week year for fiscal 2020 as compared to a 52-week year for fiscal 2019, resulting in an estimated $72.0 million increase in net sales. Net sales for the fourth quarter of 2020 were $1,002.3 million, compared with $1,025.2 million in the fourth quarter of 2019. The COVID-19 pandemic impacted net sales during the fourth quarter of 2020 by an estimated $71.0 million in the Company's fresh and value-added and banana business segments, as compared with the fourth quarter of 2019. The decrease in net sales in the fourth quarter of 2020 was due to lower net sales in the Company's fresh and value-added and banana business segments, partially offset by higher net sales in the Company's other products and services business segment and also due to the $72.0 million impact of an additional week in the quarter.
Gross profit for the full year 2020 was $250.9 million, compared with gross profit of $306.4 million in 2019. Adjusted gross profit was $284.0 million for the full year 2020, compared with adjusted gross profit of $317.6 million for the full year 2019. The change in gross profit was driven by lower gross profit in all of the Company's business segments,
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Fresh Del Monte Produce Inc.

primarily the result of lower sales volume and sales prices in the Company's fresh and value-added and banana business segments. Gross profit was also impacted by incremental costs, mainly due to other-product related charges of $33.6 million, partially offset by lower production costs. These charges primarily consist of inventory write-offs due to the volatile supply and demand conditions caused by the COVID-19 pandemic and related incremental costs incurred for additional cleaning and social distancing protocols, as well as inventory write-offs resulting from damages to the Company's operations in Guatemala due to hurricanes Eta and Iota in the fourth quarter of 2020. Gross profit in the fourth quarter of 2020 was $36.4 million, compared with gross profit of $37.5 million in the fourth quarter of 2019. Adjusted gross profit was $49.1 million in the fourth quarter of 2020, compared with adjusted gross profit of $47.9 million in the fourth quarter of 2019. The change in gross profit in the fourth quarter of 2020 was the result of lower gross profit in the Company's banana and other products and services business segments, partially offset by higher gross profit in the Company´s fresh and value-added business segment. Gross profit in the fourth quarter of 2020 was also impacted by incremental costs, mainly related to other-product related charges of $12.7 million. These charges primarily consist of inventory write-offs due to the volatile supply and demand conditions caused by the COVID-19 pandemic and related incremental costs incurred for additional cleaning and social distancing protocols, as well as inventory write-offs resulting from damages to the operations in Guatemala due to hurricanes Eta and Iota in the fourth quarter of 2020.
Operating income for the full year 2020 was $76.5 million, compared with an operating income of $114.1 million in 2019. Adjusted operating income for the full year 2020 was $88.5 million, compared with $113.2 million in 2019. The change in operating income for the full year 2020 was primarily attributable to lower gross profit, partially offset by lower asset impairment and other charges, net, lower selling general and administrative expenses, and higher gains on disposal of property, plant and equipment, net. Operating loss for the fourth quarter of 2020 was $0.9 million, compared with operating loss of $11.5 million in the fourth quarter of 2019, primarily due to the disposal of property, plant and equipment, net, partially offset by higher asset impairment and other charges, net and higher selling, general and administrative expenses. Adjusted operating loss for the fourth quarter of 2020 was $4.5 million, compared with an adjusted operating loss of $5.6 million in the fourth quarter of 2019. The change in adjusted operating income for the fourth quarter of 2020 was primarily attributable to higher adjusted gross profit.
Net income attributable to Fresh Del Monte Produce Inc. for the full year 2020 was $49.2 million, compared with a net income of $66.5 million in 2019. Adjusted net income was $54.8 million for the full year 2020, compared with adjusted net income of $54.6 million in 2019. Net income attributable to Fresh Del Monte Produce Inc. for the fourth quarter of 2020 was $0.9 million, compared with net loss of $25.8 million in the fourth quarter of 2019. Adjusted net loss was $3.7 million for the fourth quarter of 2020, compared with adjusted net loss of $21.2 million in the fourth quarter of 2019. The change to net income for the full year 2020 reflects lower operating income, partially offset by lower income tax provision. The fourth quarter of 2020 reflects the impact of higher operating income.
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Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(U.S. dollars in millions, except share and per share data) - (Unaudited)
	Quarter ended		Year ended
Statement of Operations:	January 1, 2021	December 27, 2019	January 1, 2021	December 27, 2019

Net sales	$1,002.3	$1,025.2	$4,202.3	$4,489.0
Cost of products sold	953.2	983.3	3,917.8	4,177.4
Other product-related charges	12.7	4.4	33.6	5.2
Gross profit	36.4	37.5	250.9	306.4

Selling, general and administrative expenses	53.8	50.6	196.2	201.5
Gain on disposal of property, plant and equipment, net	20.7	2.5	22.2	18.6
Asset impairment and other charges, net	4.2	0.9	0.4	9.4
Operating income (loss)	(0.9)	(11.5)	76.5	114.1

Interest expense, net	5.2	5.2	20.7	24.3
Other (income) expense, net	(0.7)	7.0	4.5	(0.9)

Income (loss) before income taxes	(5.4)	(23.7)	51.3	90.7

Income tax provision (benefit)	(4.4)	1.4	5.0	21.4
Net income (loss)	$(1.0)	$(25.1)	$46.3	$69.3

Less: Net (loss) income attributable to redeemable and noncontrolling interests	(1.9)	0.7	(2.9)	2.8
Net income (loss) attributable to Fresh Del Monte Produce Inc.	$0.9	$(25.8)	$49.2	$66.5

Net income (loss) per ordinary share attributable to Fresh Del Monte Produce Inc. - Basic	$0.02	$(0.54)	$1.03	$1.38

Net income (loss) per ordinary share attributable to Fresh Del Monte Produce Inc. - Diluted	$0.02	$(0.54)	$1.03	$1.37

Dividends declared per ordinary share	$0.10	$0.08	$0.30	$0.14

Weighted average number of ordinary shares:
Basic	47,369,452	48,014,506	47,569,794	48,291,345
Diluted	47,462,572	48,014,506	47,660,600	48,394,113

Selected Statement of Operations Data:
Depreciation and amortization	$24.6	$25.4	$95.5	$98.9

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Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(U.S. dollars in millions) - (Unaudited)

	January 1, 2021	December 27, 2019

Assets
Current assets:
Cash and cash equivalents	$16.5	$33.3
Trade and other accounts receivable, net	435.2	439.0
Inventories, net	507.7	551.8
Other current assets	52.9	27.4
Total current assets	1,012.3	1,051.5

Investment in and advances to unconsolidated companies	1.9	1.9
Property, plant and equipment, net	1,420.3	1,403.2
Operating lease right-of-use assets	170.5	162.1
Goodwill	424.0	423.7
Intangible assets, net	150.4	158.2
Other noncurrent assets	163.9	149.3
Total assets	$3,343.3	$3,349.9

Liabilities and shareholders' equity
Current liabilities:
Accounts payable and accrued expenses	$511.8	$522.2
Current maturities of debt and finance leases	0.2	0.3
Current maturities of operating leases	28.8	32.5
Other current liabilities	14.0	7.9
Total current liabilities	554.8	562.9

Long-term debt and finance leases	541.8	586.8
Operating leases, less current maturities	114.4	102.7
Other noncurrent liabilities	332.4	298.5
Total liabilities	1,543.4	1,550.9

Redeemable noncontrolling interests	50.2	55.3

Total Fresh Del Monte Produce Inc. shareholders' equity	1,728.0	1,719.2
Noncontrolling interests	21.7	24.5
Total shareholders' equity	1,749.7	1,743.7
Total liabilities, redeemable noncontrolling interests and shareholders' equity	$3,343.3	$3,349.9

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Fresh Del Monte Produce Inc.

	Fresh Del Monte Produce Inc. and Subsidiaries
	Non-GAAP Measures (per share)(1):

	Quarter ended		Year ended

	January 1, 2021	December 27, 2019	January 1, 2021	December 27, 2019
Reported net income (loss) - Diluted	$0.02	$(0.54)	$1.03	$1.37
Sales claims due to vegetable product recall	—	0.12	(0.01)	0.12
Other product-related charges	0.27	0.09	0.71	0.11
Asset impairment and other charges, net	0.09	0.02	0.01	0.19
Gain on disposal of property, plant, and equipment, net	(0.44)	(0.11)	(0.47)	(0.44)
Gain on settlement of litigation	—	—	—	(0.33)
Other adjustments	—	—	0.01	—
Tax effects of all adjustments and other tax-related items	(0.02)	(0.03)	(0.13)	0.10
Adjusted net income (loss) - Diluted	$(0.08)	$(0.45)	$1.15	$1.12
(1) Refer to Non-GAAP measures section for further reconciliation on Non-GAAP measures.

	Fresh Del Monte Produce Inc. and Subsidiaries
	Business Segment Data
	(U.S. dollars in millions) - (Unaudited)

	Quarter ended
	January 1, 2021				December 27, 2019
Segment Data:
	Net Sales		Gross Profit		Net Sales		Gross Profit

Fresh and value-added products	$586.3	59%	$24.6	68%	$597.2	58%	$20.9	(1)	56%
Banana	384.2	38%	10.0	27%	398.7	39%	14.2	(1)	38%
Other products and services	31.8	3%	1.8	5%	29.3	3%	2.4		6%
	$1,002.3	100%	$36.4	100%	$1,025.2	100%	$37.5		100%

	Year ended
	January 1, 2021				December 27, 2019
Segment Data:
	Net Sales		Gross Profit		Net Sales		Gross Profit

Fresh and value-added products	$2,484.1	59%	$158.4	63%	$2,704.4	60%	$193.2	(1)	63%
Banana	1,602.6	38%	84.3	34%	1,656.0	37%	104.4	(1)	34%
Other products and services	115.6	3%	8.2	3%	128.6	3%	8.8		3%
	$4,202.3	100%	$250.9	100%	$4,489.0	100%	$306.4		100%
(1) The Company's segment data disclosures for the year 2019 have been revised to reflect certain reclassification adjustments affecting cost of products sold. These reclassification adjustments resulted in an increase to gross profit in the Company's banana segment of $7.2 million and a decrease to gross profit of $1.4 million in the fresh and value-added products segment in the year 2019. For the quarter ended December 27, 2019, these reclassification adjustments resulted in an increase to gross profit in the Company's banana segment of $1.5 million and a decrease to gross profit of $0.2 million in the fresh and value-added products segment. These reclassification adjustments also increased selling, general and administrative expenses by $1.3 million and $5.8 million for the quarter and year ended December 27, 2019, respectively.

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Fresh Del Monte Produce Inc.

	Quarter ended				Year ended
Net Sales by Geographic Region:
	January 1, 2021		December 27, 2019		January 1, 2021		December 27, 2019

North America	$609.7	61%	$637.4	62%	$2,601.7	62%	$2,923.8	65%
Europe	163.4	16%	162.3	16%	648.6	16%	645.2	14%
Asia	110.8	11%	101.6	10%	466.1	11%	453.0	10%
Middle East	103.5	10%	115.3	11%	432.9	10%	425.8	10%
Other	14.9	2%	8.6	1%	53.0	1%	41.2	1%
	$1,002.3	100%	$1,025.2	100%	$4,202.3	100%	$4,489.0	100%
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Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(U.S. dollars in millions) - (Unaudited)
	Year ended
	January 1, 2021	December 27, 2019
Operating activities:
Net income	$46.3	$69.3
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	95.0	97.9
Amortization of debt issuance costs	0.5	1.0
Asset impairment charges, net	11.8	8.4
Gain on disposal of property, plant and equipment, net	(22.2)	(18.6)
Foreign currency translation adjustment	7.7	6.2
Other changes	4.9	12.8
Changes in operating assets and liabilities:
Receivables	16.1	22.1
Inventories	38.7	8.1
Other current assets	(12.7)	8.0
Accounts payable and accrued expenses	(11.7)	(53.3)
Other noncurrent assets and liabilities	6.2	7.2
Net cash provided by operating activities	180.6	169.1

Investing activities:
Capital expenditures	(150.0)	(122.3)
Proceeds from sale of an investment	0.5	0.7
Proceeds from sales of property, plant and equipment	39.5	69.4
Other investing activities	1.2	—
Net cash used in investing activities	(108.8)	(52.2)

Financing activities:
Net repayments on long-term debt	(45.0)	(74.8)
Distributions to noncontrolling interests, net	(6.9)	(4.8)
Repurchase and retirement of ordinary shares	(20.8)	(17.9)
Dividends paid	(14.3)	(6.7)
Other financing activities	1.2	(4.7)
Net cash used by financing activities	(85.8)	(108.9)

Effect of exchange rate changes on cash	(2.8)	4.0

Net (decrease) increase in cash and cash equivalents	(16.8)	12.0
Cash and cash equivalents, beginning	33.3	21.3
Cash and cash equivalents, ending	$16.5	$33.3

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Fresh Del Monte Produce Inc.

Full Year 2020 Business Segment Performance
(As reported in business segment data)

Fresh and Value-Added Products - Includes the Company's pineapples, fresh-cut fruit, fresh-cut vegetables, melons, vegetables, non-tropical fruit (including grapes, apples, citrus, blueberries, strawberries, pears, peaches, plums, nectarines, cherries and kiwis), other fruit and vegetables, avocados, and prepared foods (including prepared fruit and vegetables, juices, other beverages, and meals and snacks).
Net sales for the year were $2,484.1 million, compared with $2,704.4 million in the prior year. The decrease in net sales was principally as a result of lower net sales in the Company's fresh-cut vegetables, fresh-cut fruit, avocados, vegetables, melons, prepared food products and tomato product lines. The decrease was partially offset by higher net sales in the Company's non-tropical fruit and pineapple product lines. The COVID-19 pandemic impacted net sales in the fresh and value-added products segment during the full year of 2020 by an estimated $243.2 million, as compared with the Company's full year 2019 performance for the segment. The estimated impact in net sales is attributable to reduced demand in the Company's foodservice business and shifting demand at retail, as a result of continued government imposed mandatory restrictions and social distancing initiatives associated with the pandemic. In addition, the impact of the Company's voluntary product recall in the fourth quarter of 2019 continued to negatively impact its fresh-cut vegetable net sales during the quarter as volumes have not returned to pre-recall levels. Partially offsetting the decrease in overall net sales was the impact of an additional week in the Company's fiscal 2020 year which contributed an estimated $42.0 million increase in net sales. Gross profit for the year was $158.4 million, compared with gross profit of $193.2 million in 2019. Other product-related charges represented $25.4 million for the segment, primarily related to pineapples, melons, and fresh-cut vegetables. These charges primarily consist of inventory write-offs due to the volatile supply and demand conditions caused by the COVID-19 pandemic and related incremental costs incurred for additional cleaning and social distancing protocols, along with inventory write-offs resulting from damages to melon operations in Guatemala due to hurricanes Eta and Iota in the fourth quarter of 2020.

Gold pineapple - Net sales increased 1% to $458.9 million, compared with $454.8 million in the prior year period. Volume was in line with the prior year period. Pricing increased 1%. Unit cost increased 4%.
Fresh-cut fruit - Net sales decreased 11% to $469.0 million, compared with $524.4 million in the prior year period. Volume decreased 12%. Pricing increased 1%. Unit cost increased 3%.
Fresh-cut vegetables - Net sales decreased 16% to $383.8 million, compared with $455.9 million in the prior year period. Volume decreased 19%. Pricing increased 5%. Unit cost increased 8%.
Avocados - Net sales decreased 13% to $332.0 million, compared with $380.7 million in the prior year period. Volume decreased 1%. Pricing decreased 12%. Unit cost decreased 15%.
Non-tropical - Net sales increased 7% to $210.6 million, compared with $195.9 million in the prior year period. Volume increased 12%. Pricing decreased 4%. Unit cost decreased 3%.
Vegetables - Net sales decreased 12% to $155.6 million, compared with $176.6 million in the prior year period. Volume decreased 14%. Pricing increased 2%. Unit cost increased 15%.
Prepared food products - Includes the Company's prepared traditional products, and meals and snacks product lines. The decrease in net sales was primarily the result of lower sales in the Company's meals and snacks product line, due to the impact of the COVID-19 pandemic, the continuing impact of the 2019 product recall and product rationalization efforts in the Company's Mann Packing operations in North America which resulted in the discontinuance of low margin products. The decrease was partially offset by increased sales volume and per unit sales prices of canned pineapple products, higher per unit sales prices of canned non-tropical fruit due to improved customer demand, and higher per unit sales prices of pineapple concentrate products due to lower industry supply.
Bananas
Net sales for the year were $1,602.6 million, compared with $1,656.0 million in 2019. The decrease in net sales was primarily due to lower net sales in North America and Europe, partially offset by higher net sales in the Middle East and
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Fresh Del Monte Produce Inc.

Full Year 2020 Business Segment Performance (continued)
(As reported in business segment data)

Asia. The COVID-19 pandemic impacted net sales in the banana segment during the full year of 2020 by an estimated $60.4 million, as compared with the Company's full year of 2019 performance for the segment. The estimated impact in net sales is attributable to reduced demand in the Company's foodservice business and shifting demand at retail, as a result of continued government imposed mandatory restrictions and social distancing initiatives associated with the pandemic. Partially offsetting the decrease in overall net sales was the impact of an additional week in the Company's fiscal 2020 year which contributed an estimated $28.0 million in net sales. Volume decreased 2% and pricing decreased 2%. Unit cost was in line with the prior year period. Gross profit for the year was $84.3 million, compared with gross profit of $104.4 million in 2019. Other product-related charges represented $8.0 million for the segment, primarily related to inventory write-offs as a result of damages to its banana operations in Guatemala due to hurricanes Eta and Iota during the fourth quarter of 2020, along with volatile supply and demand conditions caused by the COVID-19 pandemic as well as incremental costs incurred for cleaning and social distancing protocols associated with the pandemic. The Company collected $3.3 million in insurance recoveries associated with the storms, which is included in other-product related charges.

Fourth Quarter 2020 Business Segment Performance
(As reported in business segment data)

Fresh and Value-Added Products - Includes the Company's pineapples, fresh-cut fruit, fresh-cut vegetables, melons, vegetables, non-tropical fruit (including grapes, apples, citrus, blueberries, strawberries, pears, peaches, plums, nectarines, cherries and kiwis), other fruit and vegetables, avocados, and prepared foods (including prepared fruit and vegetables, juices, other beverages, and meals and snacks).
Net sales for the quarter decreased to $586.3 million, compared with $597.2 million in the fourth quarter of 2019. The decrease was primarily attributable to lower sales volume in the Company's melon, vegetables, fresh-cut fruit and prepared food product lines. The decrease was partially offset by higher net sales in the Company's pineapple, fresh-cut vegetables and non-tropical fruit lines. The COVID-19 pandemic impacted net sales in the fresh and value-added products segment during the fourth quarter of 2020 by an estimated $48.9 million, as compared with the Company's fourth quarter of 2019 performance. The estimated impact in net sales is attributable to reduced demand in the Company's foodservice business and shifting demand at retail, as a result of continued government imposed mandatory restrictions and social distancing initiatives associated with the pandemic. Also partially offsetting the decrease in overall net sales was the impact of an additional week in the fourth quarter of 2020, which contributed an estimated $42.0 million increase in net sales. Gross profit for the quarter was $24.6 million, compared with gross profit of $20.9 million in the fourth quarter of 2019. Other product-related charges represented $6.8 million for the segment, primarily related to inventory write-offs of pineapples and fresh-cut vegetables due to volatile supply and demand conditions caused by the COVID-19 pandemic as well as incremental costs incurred for cleaning and social distancing protocols associated with the pandemic, along with inventory write-offs resulting from damages to our melon operations in Guatemala due to hurricanes Eta and Iota in the fourth quarter of 2020.

Gold pineapple - Net sales increased 10% to $127.0 million, compared with $115.4 million in the prior year period. Volume increased 9%. Pricing increased 1%. Unit cost decreased 1%.
Fresh-cut fruit - Net sales decreased 5% to $110.3 million, compared with $116.2 million in the prior year period. Volume decreased 6%. Pricing increased 1%. Unit cost increased 5%.
Fresh-cut vegetables - Net sales increased 3% to $99.0 million, compared with $95.9 million in the prior year period. Volume decreased 3%. Pricing increased 6%. Unit cost decreased 2%.
Avocados - Net sales decreased 1% to $68.5 million, compared with $69.1 million in the prior year period. Volume increased 22%. Pricing decreased 19%. Unit cost decreased 22%.
Vegetables - Net sales decreased 15% to $39.6 million, compared with $46.6 million in the prior year period. Volume decreased 17%. Pricing increased 2%. Unit cost increased 16%.
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Fresh Del Monte Produce Inc.

Fourth Quarter 2020 Business Segment Performance (continued)
(As reported in business segment data)

Non-tropical - Net sales increased 6% to $34.8 million, compared with $32.8 million in the prior year period. Volume increased 11%. Pricing decreased 5%. Unit cost increased 8%.
Prepared food products - Includes the Company's prepared traditional products, and meals and snacks product lines. The decrease in net sales was primarily the result of lower sales in the Company's meals and snacks product line, due to the impact of the COVID-19 pandemic, the continuing impact of the 2019 product recall and product rationalization efforts in the Company's Mann Packing operations in North America which resulted in the discontinuance of low margin products. The decrease was partially offset by increased per unit sales prices of canned pineapple products, higher per unit sales prices of canned non-tropical fruit due to improved customer demand, and higher per unit sales prices of pineapple concentrate products due to lower industry supply.
Bananas
Net sales for the quarter were $384.2 million, compared with $398.7 million in the fourth quarter of 2019, primarily due to lower sales volume and sales prices in Europe and the Middle East, partially offset by higher net sales in Asia and North America. The COVID-19 pandemic impacted net sales in the banana segment during the fourth quarter of 2020 by an estimated $22.1 million, as compared with the Company's fourth quarter of 2019 performance for the segment. The estimated impact in net sales is attributable to reduced demand in the Company's foodservice business and shifting demand at retail, as a result of continued government imposed mandatory restrictions and social distancing initiatives associated with the pandemic. Also partially offsetting the decrease in overall net sales was the impact of an additional week in the fourth quarter of 2020 year which contributed an estimated $28.0 million in net sales. Volume decreased 3% and pricing decreased 1%. Unit cost was in line with the prior year period. Gross profit for the quarter was $10.0 million, compared to $14.2 million in the fourth quarter of 2019. Other product-related charges represented $5.9 million for the segment, primarily related to inventory write-offs as a result of damages to its banana operations in Guatemala due to hurricanes Eta and Iota during the fourth quarter of 2020. The Company collected $3.3 million in insurance recoveries associated with the storms, which is included in other-product related charges.

Cash Flows
Net cash provided by operating activities for the full-year was $180.6 million, compared with net cash provided by operating activities of $169.1 million in the same period of 2019. The increase in net cash provided by operating activities in 2020 compared to 2019 was principally attributable to higher balances of accounts payable and accrued expenses and lower levels of inventory, principally due to the Company's optimization efforts associated with working capital. Partially offsetting this increase was lower net income in 2020 compared with 2019 and higher levels of prepaid expenses and other current assets. Net cash used in investing activities was $108.8 million for 2020, compared with $52.2 million for 2019. Net cash used in investing activities for 2020 consisted of $150.0 million in capital expenditures, partially offset by $39.5 million in proceeds from sales of property, plant and equipment.

Total Debt
Total debt decreased from $587.1 million at the end of 2019 to $542.0 million at the end of 2020.

Interest Expense, Net
Interest expense, net for the full year of 2020 was $20.7 million, compared with $24.3 million in the same period of 2019. The decrease was primarily due to lower interest rates and lower average debt balances.

Income Tax Provision (Benefit)
Provision for income taxes (benefit) for the full year of 2020 was $5.0 million, compared with $21.4 million in 2019. The decrease in the provision for income taxes of $16.4 million is primarily due to reduced earnings in certain higher tax jurisdictions in conjunction with a benefit resulting from the Company's restructuring of its European operations. The tax provision for 2020 also includes a $4.6 million benefit relating to the Coronavirus Aid, Relief and Economic Security Act (CARES) Act.
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Fresh Del Monte Produce Inc.

Non-GAAP Measures

The Company's results are determined in accordance with U.S. generally accepted accounting principles (GAAP). Some of the information presented in this press release reflects adjustments to GAAP measures such as amounts related to restructuring, asset impairment and other charges, net, gain on disposal of property, plant and equipment, net, other product-related charges and certain other non-recurring items, if any. Management believes these adjustments provide a more comparable analysis of the underlying operating performance of the business. These adjustments result in non-GAAP financial measures and are referred to in this press release as adjusted gross profit, adjusted operating income, adjusted net income and adjusted net income per diluted share. Because all companies do not use identical calculations, the Company's presentation of these non-GAAP financial measures may not be comparable to similarly titled measures used by other companies.
Adjusted gross profit, adjusted operating income and adjusted net income provide the Company with an understanding of the results from the primary operations of its business. The Company uses adjusted operating income and adjusted net income to evaluate its period-over-period operating performance because management believes they provide more comparable measures of the Company's underlying operating performance as they adjust for special items to provide greater clarity to management and investors. These measures may be useful to an investor in evaluating the underlying operating performance of the Company's business because these measures:
1.Are used by investors to measure a company's comparable operating performance;
2.Are financial measurements that are used by lenders and other parties to evaluate creditworthiness; and
3.Are used by the Company's management for various purposes, including as measures of performance of its operating entities and as a basis of strategic planning and forecasting.

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Fresh Del Monte Produce Inc.

	Fresh Del Monte Produce Inc. and Subsidiaries
	Non-GAAP Reconciliation
	(U.S. dollars in millions, except per-share amounts) - (Unaudited)
	Quarter ended
	January 1, 2021				December 27, 2019
	Gross profit	Operating income (loss)	Net income (loss) attributable to Fresh Del Monte Produce Inc.	Net income (loss) attributable to Fresh Del Monte Produce Inc. per diluted share	Gross profit	Operating income (loss)	Net income (loss) attributable to Fresh Del Monte Produce Inc.	Net income (loss) attributable to Fresh Del Monte Produce Inc. per diluted share
As reported	$36.4	$(0.9)	$0.9	$0.02	$37.5	$(11.5)	$(25.8)	$(0.54)
Adjustments:
Sales claims due to vegetable product recall (1)	—	—	—	—	6.0	6.0	6.0	0.12
Other product-related charges (1), (2)	12.7	12.7	12.7	0.27	4.4	4.4	4.4	0.09
Asset impairment and other charges, net (3)	—	4.2	4.2	0.09	—	0.9	0.9	0.02
Gain on disposal of property, plant, and equipment, net (4)	—	(20.7)	(20.7)	(0.44)	—	(5.4)	(5.4)	(0.11)
Other adjustments (6)	—	0.2	0.2	—	—	—	—	—
Tax effects of all adjustments (7)	—	—	(1.0)	(0.02)	—	—	(1.3)	(0.03)
As adjusted	$49.1	$(4.5)	$(3.7)	$(0.08)	$47.9	$(5.6)	$(21.2)	$(0.45)

	Year ended
	January 1, 2021				December 27, 2019
	Gross profit	Operating income (loss)	Net income (loss) attributable to Fresh Del Monte Produce Inc.	Net income (loss) attributable to Fresh Del Monte Produce Inc. per diluted share	Gross profit	Operating income (loss)	Net income (loss) attributable to Fresh Del Monte Produce Inc.	Net income (loss) attributable to Fresh Del Monte Produce Inc. per diluted share
As reported	$250.9	$76.5	$49.2	$1.03	$306.4	$114.1	$66.5	$1.37
Adjustments:
Sales claims due to vegetable product recall (1)	(0.5)	(0.5)	(0.5)	(0.01)	6.0	6.0	6.0	0.12
Other product-related charges (1), (2)	33.6	33.6	33.6	0.71	5.2	5.2	5.2	0.11
Asset impairment and other charges, net (3)	—	0.4	0.4	0.01	—	9.4	9.4	0.19
Gain on disposal of property, plant, and equipment, net (4)	—	(22.2)	(22.2)	(0.47)	—	(21.5)	(21.5)	(0.44)
Gain on settlement of litigation (5)	—	—	—	—	—	—	(16.0)	(0.33)
Other adjustments (6)	—	0.7	0.7	0.01	—	—	—	—
Tax effects of all adjustments and other tax-related items (7)	—	—	(6.4)	(0.13)	—	—	5.0	0.10
As adjusted	$284.0	$88.5	$54.8	$1.15	$317.6	$113.2	$54.6	$1.12

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Fresh Del Monte Produce Inc.

(1)During the fourth quarter and year ended December 27, 2019, the Company incurred a loss of $10.9 million related to a voluntary recall of vegetable products in North America. The recall charges included $6.0 million in sales claims, a component of net sales, related to estimated customer payments, $4.4 million in inventory disposals included in other product-related charges, a component of cost of products sold, and $0.5 million in other costs included in asset impairment and other charges, net. The year ended January 1, 2021 includes a $0.5 million reversal of customer sales claims, reflected in net sales, associated with the recall due to the realization of less claims than originally estimated.
(2)Other product-related charges for the quarter and year ended January 1, 2021 include inventory write-offs resulting from lower demand for certain of the Company's products due to the COVID-19 pandemic as well as incremental costs incurred for cleaning and social distancing protocols. These other product-related charges associated with COVID-19 were approximately $3.3 million for the quarter ended January 1, 2021 and $23.8 million for the year ended January 1, 2021. The COVID-19 pandemic led to volatile supply and demand conditions across the Company's key global markets during the year ended January 1, 2021 which negatively affected the pricing and demand for its products, including higher price point products such as pineapples, avocados and fresh-cut fruit and vegetables. The inventory write-offs are also related to reduced demand in the Company's foodservice distribution channel and shifting demand at retail as the result of government imposed mandatory closures and social distancing initiatives. Also included in other product-related charges for the quarter and year ended January 1, 2021 are $12.0 million of inventory write- offs and incremental operating costs resulting from hurricane damages to the Company's operations in Central America offset by $3.3 million in insurance recoveries associated with the storms. Other product-related charges for the quarter and year ended December 27, 2019 primarily related to a voluntary recall of vegetable products in North America. In addition, other product-related charges for the year ended December 27, 2019 related to inclement weather in Central America.
(3)Asset impairment and other charges, net for the quarter ended January 1, 2021 primarily include (1) $4.8 million of asset impairments associated with hurricane damages in Central America, (2) a $4.6 million insurance recovery associated with the 2019 voluntary recall, (3) $3.1 million in impairments of property and equipment, mainly in the Middle East and Europe, and (4) $1.0 million in asset impairment charges associated with low-yielding banana plants in the Philippines. Asset impairment and other charges, net for the year ended January 1, 2021 primarily include (1) a $15.0 million insurance recovery related to the 2019 product recall, (2) $5.2 million in asset impairments primarily associated with property and related assets in North America, the Middle East, and Europe, (3) $4.8 million of asset impairments associated with hurricane damages in Central America, (4) a $2.0 million charge relating to a settlement with the California Air Resource Board (refer to the Form 10-K for the year ended January 1, 2021 for further information on this matter), (5) $1.8 million in asset impairment charges associated with low-yielding banana plants in the Philippines, and (6) $1.5 million in severance expense related to the reorganization of the North America sales and marketing function. Asset impairment and other charges, net for the quarter ended December 27, 2019 primarily related to additional costs of $0.5 million related to the voluntary recall. In addition, asset impairment and other charges, net for the year ended December 27, 2019 also include $4.7 million in impairments of low-yielding banana plants in the Philippines and a $2.9 million impairment of an equity investment.
(4)Gain on disposal of property, plant and equipment, net for the quarter and year ended January 1, 2021 primarily related to gains on the sales of surplus land in Chile, a facility in the Middle East, and two facilities in North America which were partially offset by losses on asset disposals mainly in Central America. For the quarter ended December 27, 2019, gain on disposal of property, plant and equipment, net primarily related to gains on sale of underutilized tomato assets in North America. Additionally, the year ended December 27, 2019 also reflects additional sales of underutilized tomato assets in North America and the sale of a refrigerated vessel, partially offset by losses on asset disposals.
(5)Gain on settlement of litigation for the year ended December 27, 2019 was $16.0 million consisting of proceeds of $17.0 million, net of expenses of $1.0 million.
(6)Other adjustments for the quarter and year ended January 1, 2021 include estimated trade receivable credit losses, reflected in selling, general, and administrative expenses, primarily relating to the Company's foodservice customer base as a direct result of the COVID-19 pandemic.
(7)Tax effects are calculated in accordance with ASC 740, Income Taxes, using the same methodology as the GAAP provision of income taxes. Income tax effects of non-GAAP adjustments are calculated based on the applicable statutory tax rate for each jurisdiction in which such charges were incurred, except for those items which are non-taxable for which the tax provision (benefit) was calculated at 0%. Certain non-GAAP adjustments were subject to valuation allowances and therefore were calculated at 0%. The year ended January 1, 2021 also includes a $4.7 million tax benefit associated with the Coronavirus Aid, Relief, and Economic Security ("CARES") Act, of which $3.0 million was recorded in the fourth quarter of 2020.
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Fresh Del Monte Produce Inc.

Conference Call and Webcast Data
Fresh Del Monte will host a conference call and simultaneous webcast at 10:00 a.m. Eastern Time today to discuss the Company's fourth quarter and full year 2020 financial results. The webcast can be accessed on the Company’s Investor Relations home page at www.freshdelmonte.com. The call will be available for re-broadcast on the Company’s website approximately two hours after the conclusion of the call for a period of one year.

About Fresh Del Monte Produce Inc.
Fresh Del Monte is one of the world’s leading vertically integrated producers, marketers and distributors of high-quality fresh and fresh-cut fruit and vegetables, as well as a leading producer and distributor of prepared food in Europe, Africa and the Middle East. Fresh Del Monte markets its products worldwide under the DEL MONTE® brand (under license from Del Monte Foods, Inc.), a symbol of product innovation, quality, freshness and reliability for over 125 years. The Company also markets its products under the MANNTM brand and other related trademarks. Fresh Del Monte Produce Inc. is not affiliated with certain other Del Monte companies around the world, including Del Monte Foods, Inc., the U.S. subsidiary of Del Monte Pacific Limited, Del Monte Canada, or Del Monte Asia Pte. Ltd.

Forward-looking Information
This press release contains certain forward-looking statements regarding the intent, beliefs or current expectations of the Company or its officers with respect to (a) the Company’s plans and future performance, including beliefs regarding the Company's focus on value-added products and its ability to respond to shifts in delivery channels to drive future growth and (b) the efficiency and environmental benefits associated with the Company’s new container vessels. In this press release, these statements are preceded by, followed by or include the words “believes”, “expects”, “optimistic” or similar expressions with respect to various matters. These forward-looking statements are based on information currently available to the Company and the Company assumes no obligation to update these statements. It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Fresh Del Monte’s actual plans and performance may differ materially from those in the forward-looking statements as a result of various factors, including (i) the impact of the COVID-19 outbreak on our business, suppliers, customers, consumers, employees, and communities, (ii) disruptions or inefficiencies in our operations or supply chain, including any impact of the COVID-19 outbreak, (iii) the duration and spread of the pandemic and related government restrictions and our ability to maintain the safety of our workforce, (iv) our ability to successfully execute our plan to stabilize our core business, diversify our business and transform our business to a value-added business, particularly in light of COVID-19, (v) the impact of governmental trade restrictions, including adverse governmental regulation that may impact our ability to access certain markets, (vi) our anticipated cash needs in light of our liquidity and the impact of COVID-19 on our liquidity, (vii) the continued ability of our distributors and suppliers to have access to sufficient liquidity to fund their operations, (viii) trends and other factors affecting our financial condition or results of operations from period to period, including changes in product mix, consumer preferences or consumer demand for branded products such as ours; (ix) anticipated price and expense levels; (x) the impact of crop disease, such as vascular diseases, one of which is known as Tropical Race 4, or TR4 (also known as Panama Disease), which can destroy banana crops and was recently discovered in Latin America banana plantations, severe weather conditions, such as flooding, or natural disasters, such as earthquakes, on crop quality and yields and on our ability to grow, procure or export our products; (xi) our ability to improve our existing quarantine policies and other prevention strategies, as well as find contingency plans, to protect our and our suppliers’ banana crops from vascular diseases; disruptions or issues that impact our production facilities or complex logistics network; (xii) the impact of prices for petroleum-based products and packaging materials and the availability of sufficient labor during peak growing and harvesting seasons, (xiii) the impact of pricing and other actions by our competitors, particularly during periods of low consumer confidence and spending levels, (xiv) the impact of foreign currency fluctuations, (xv) our plans for expansion of our business (including through acquisitions) and cost savings, (xvi) our ability to successfully integrate acquisitions and new product lines into our operations, (xvii) the impact of impairment or other charges associated with exit activities, crop or facility damage or otherwise, (xvii) the timing and cost of resolution of pending and future legal and environmental proceedings or investigations, (xviii) the impact of changes in tax accounting or tax laws (or interpretations thereof), the impact of claims or adjustments proposed by the Internal Revenue Service or other taxing authorities in connection with our tax audits and our ability to successfully contest such tax claims and pursue necessary remedies, (xix) the cost and other implications of changes in regulations applicable to our business, including potential legislative or regulatory initiatives in the United States or elsewhere directed at mitigating the effects of climate change, (xx) damage to our reputation or brand names or negative publicity about our products, (xxi) exposure to product liability claims and associated regulatory and legal actions, product recalls, including the continuing impact of the 2019 Mann packing recall, or other legal proceedings relating to our business, (xxii) our ability to successfully implement our optimization program and to realize its expected benefits within the anticipated timeframe, (xxiii) our ability to successfully manage the risks associated with international operations, and (xxiv) our ability to be more efficient while reducing the carbon footprint of our container vessels. All forward-looking statements in this press release are based on information available to us on the date hereof, and we assume no obligation to update any such forward-looking statements. The Company’s plans and performance may also be affected by the factors described in Item 1A. - “Risk Factors” in Fresh Del Monte Produce Inc.’s Quarterly Report on Form 10-Q for

Fresh Del Monte Produce Inc.

the quarter ended September 25, 2020 and its Annual Report on Form 10-K for the year ended December 27, 2019, along with other reports that the Company has on file with the Securities and Exchange Commission.

For information, contact:
Christine Cannella
Vice President, Investor Relations
305-520-8433

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